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                                                                  Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Medex, Inc. on Form S-4 of our report dated February 13, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," in 2002) relating to the consolidated financial statements of MedVest Holdings Corporation for the year ended December 31, 2003 and financial statement schedule appearing in this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Registration Statement.


                                             /s/ Deloitte & Touche LLP

Columbus, Ohio
February 13, 2004